Exhibit 15.3

Date: April 30, 2026

Prenetics Global Limited

Unit 703-706, K11 Atelier
728 King’s Road, Quarry Bay
Hong Kong

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings, “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations,” “Item 3. Key Information—Risks Related to Doing Business in Hong Kong” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in Hong Kong,” included in Prenetics Global Limited’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2026, and further consent to the incorporation by reference, into Prenetics Global Limited’s registration statements on Form S-8 (File Nos. 333-267956, 333-271552, 333-279019 and 333-287017) pertaining to Prenetics Global Limited’s Share Incentive Plan and the Registration Statements on Form F-3 (File Nos. 333-294765, 333-274762, 333-276538 and 333-288824), of the summary of our opinion under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations,” “Item 3. Key Information—Risks Related to Doing Business in Hong Kong” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in Hong Kong” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely, /s/ DaHui Lawyers DaHui Lawyers